UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                FORM 12b-25

                        NOTIFICATION OF LATE FILING

(CHECK ONE):[]Form 10-KSB []Form 20-F []Form11-K [X]Form 10-Q []Form N-SAR

                              For Period Ended:
                              September 25,1999
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                     //Transition Report on Form 10-K
                     //Transition Report on Form 20-F
                     //Transition Rpeort on Form 11-K
                     //Transition Report on Form 10-Q
                     //Transition Report on Form N-SAR
                      For the Transition Period Ended

                      -------------------------------

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                        PART I -- REGISTRANT INFORMATION

                            Hampton Industries, Inc.
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                           (Full Name of Registrant)

                                      N/A
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                          (Former Name if Applicable)

                       2000 Greenville Hwy., P.O. Box 614
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           (Address of Pricipal Executive Office (Street and Number))

                             Kinston, NC 28502-0614
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                            (City, State and Zip Code)

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                      PART II -- RULES 12b-25(b) AND (c)


  If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[ ] (b) The subject quarterly report will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day folowing the prescribed date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if appicable.

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                           PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion therof could not be filed within the prescribed time period.

The Registrant has not yet otained all information required to complete its financial statements. The company is therefore unable to file the current 10-Q in a timely fashion, but anticipates filing within five calendar days.
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                       PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notifiaction:

     Frank E. Simms                   (252)               527-8011
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     (Name)                         (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for a shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
[ ]Yes [X] No

If so, attach a expplanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          Hampton Industries, Inc.
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               (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9,1999                 By: /s/ Frank E. Simms
                                      ---------------------------
                                      Frank E. Simms
                                      Chief Financial Officer